Exhibit 10.4

SWISS SHARE PURCHASE PLAN

Effective February 25, 2002

1.	Purpose. The purpose of the Plan is to provide employees of PartnerRe Holdings Europe Limited (Zurich Branch), a subsidiary of PartnerRe Ltd., with an opportunity to purchase Common Shares of the Company.

2.	Definitions.

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)	“Committee” shall mean the Compensation Committee of the Board, or such other committee as may be appointed by the Board.

(d)	“Common Shares” shall mean the common shares of the Company, $1.00 par value per share.

(e)	“Company” shall mean PartnerRe Ltd., a Bermuda company.

(f)	“Compensation” shall mean all base straight time gross earnings, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions and other compensation.

(g)	“Employee” shall mean any individual who is an employee of PartnerRe Holdings Europe Limited (Zurich Branch) and who is customarily employed by the Branch on an open-ended contract for at least 20 hours per week. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

(h)	“Enrollment Date” shall mean the first day of each Offering Period.

“Exercise Date” shall mean the last day of each Offering Period.

(j)	“Fair Market Value” of a Common Share on a given date means (A) if the Common Shares are listed on a national securities exchange, the closing sale price reported as having occurred on the primary exchange with which the Common Shares are listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (B) if the Common Shares are not listed on any national securities exchange but are quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ-NMS”) on a last sale basis, the closing sale price reported on such date, or, if there is no such sale on that date then on the last preceding date on which such a sale was reported. If the Common Stock is not quoted on NASDAQ-NMS or listed on an exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Committee in good faith to be the fair market value per Common Share, on a fully diluted basis.

(k)	“Offering Period” shall mean, subject to the second sentence of Section 4 hereof, a period of six months, commencing on the first Trading Day coincident with or immediately after June 1 and December 1, of each year and terminating on the last Trading Day in the period ending on or immediately prior to the following November 30 and May 31, respectively.

(l)	“Plan” shall mean this PartnerRe Ltd. Swiss Share Purchase Plan, and any amendment thereto.

(m)	“Purchase Price” shall mean an amount equal to 60 percent of the Fair Market Value of a Common Share on the Exercise Date.

(n)	“Reserves” shall mean the number of Common Shares covered by each option under the Plan which have not yet been exercised and the number of Common Shares which have been authorized for issuance under the Plan but not yet placed under option.

(o)	“Trading Day” shall mean a day on which national stock exchanges and NASDAQ are open for trading.

3.	Eligibility. Each person who is an Employee on a given Enrollment Date shall be eligible to participate in the Plan.

4.	Offering Periods. The Plan shall be implemented by consecutive Offering Periods continuing from the first Offering Period until terminated in accordance with Section 18 hereof. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.	Participation.

(a)	An Employee may become a participant in the Plan for an Offering Period by enrolling on-line or by contacting a Fidelity phone representative at least 10 business days prior to the applicable Enrollment Date, unless a later time for enrolling in the Plan is set by the Committee for all Employees with respect to a given Offering Period. The employee must also complete a share purchase plan form in the form of Exhibit A to this Plan and submit it to the Company’s Human Resources Department.

(b)	Contributions to the Plan by a participant who elects to make direct contributions by wire transfer may be made at any time during the applicable Offering Period, but no later than 10 business days prior to the Exercise Date, unless the participant withdraws from the Plan during such Offering Period pursuant to Section 9.

(c)	At the time a participant enrolls and submits the share purchase plan form, he or she shall elect to pay contributions in an amount (expressed as a whole number percentage) not less than one percent and not exceeding eight percent of the Compensation which he or she receives during the Offering Period; provided, however, that in no event may any participant be permitted to contribute more than 5,000 CHF annually.

(d)	All contributions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(e)

A participant may discontinue his or her participation in the Plan, as provided in Section 9 hereof, at any time during the Offering Period as long as such withdrawal is made not less than 15 business days prior to the Exercise Date. Once an Offering

Period has commenced, a participant may not increase or decrease the rate of his or her contributions for that Offering Period, but may, during that Offering Period, increase or decrease the rate of his or her contributions for the next succeeding Offering Period, by making the election through the participant’s on-line brokerage account, at least 10 business days prior to the end of that Offering Period, authorizing a change in the contribution rate. A participant’s election shall remain in effect for successive Offering Periods unless terminated as provided in Section 9 hereof.

(f)	At the time the option is exercised, in whole or in part, or at the time some or all of the Common Shares issued under the Plan are disposed of, the participant must make adequate provisions for the Company’s tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Shares. At any time, the Company may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Shares by the Employee.

6.	Grant of Option. On the Enrollment Date of each Offering Period, each Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of Common Shares determined by dividing such Employee’s contributions received by the Company prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided, however, that in no event shall an Employee be permitted to contribute more than 5,000 CHF annually. Exercise of the option shall occur as provided in Section 7 hereof, unless the participant has withdrawn pursuant to Section 9 hereof, and shall expire on the last day of the Offering Period.

7.	Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 9 hereof, his or her option for the purchase of shares will be exercised automatically on the Exercise Date, and, subject to the limitations set forth in Sections 6 and 11 hereof, the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the contributions in his or her account. No fractional shares will be purchased; any contributions in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 9 hereof. Any other monies left over in a participant’s account after the Exercise Date shall also be retained in the participant’s account for the subsequent Offering Period. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by the participant.

8.	Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the allocation of the Common Shares purchased upon exercise of a Participant’s option to the Participant’s account with a broker selected by the Company. The Common Shares shall be held by such brokerage account until such time as the Common Shares are sold or transferred by such Participant consistent with the requirements of Section 14 hereof.

9.	Withdrawal; Termination of Employment.

(a)	A participant may discontinue his or her participation in the Plan at any time but not less than 15 business days prior to the Exercise Date by withdrawing from the Plan through the participant’s on-line brokerage account. If a participant withdraws from the Plan during an Offering Period, he or she may not resume participation until the next Offering Period. He or she may resume participation for any other Offering Period by enrolling on-line or by contacting a Fidelity phone representative to enroll in the Plan at least 10 business days prior to the Enrollment Date for such Offering Period.

(b)	Any provisions of the Plan to the contrary notwithstanding, a participant will be deemed to have withdrawn from the Plan if his or her contributions are not received by the Company 10 business days prior to the Exercise Date.

(c)	Upon a participant’s ceasing to be an Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and any monies credited to such participant’s account but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 13 hereof, and such participant’s option will be automatically terminated.

(d)	A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company.

10.	Interest. No interest or other increment shall accrue or be payable with respect to any of the contributions of a participant in the Plan.

11.	Shares.

(a)	The maximum number of Common Shares which shall be made available for sale under the Plan shall be 400,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b)	No participant will have an interest or voting right in shares covered by his option until such option has been exercised.

(c)	Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

12.	Administration. The Committee shall have authority to administer the Plan or delegate certain matters to the Company’s Chief Executive Officer, including without limitation:

(a)	Method of contribution

(b)	Amount of contribution

(c)	Annual limitation of contributions

(d)	Amount of discount

(e)	Adjustment to time period of restriction on sale or transfer of Common Shares

(f)	Cut off time for withdrawal of contributions.

13.	Designation of Beneficiary.

(a)	A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares or cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option.

(b)	Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

14.	Transferability. Neither contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 13 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 9 hereof. Common Shares acquired by a Participant pursuant to the Plan may not be sold, transferred, pledged or otherwise encumbered or disposed of by the Participant during the two-year period beginning on the date of the acquisition of such shares by the Participant.

15.	Use of Funds. All contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such contributions.

16.	Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given by the Broker to participating Employees quarterly such statements shall set forth the amounts of contributions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

17.	Adjustments upon Changes in Capitalization.

(a)

Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves as well as the price per Common Share covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Common Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the

Common Shares, or any other increase or decrease in the number of Common Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Common Shares subject to an option.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

(c)	Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least 10 business days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in Section 9 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share subject to the option immediately prior to the sale of assets or merger, the consideration (whether shares, cash or other securities or property) received in the sale of assets or merger by holders of Common Shares for each Common Share held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Common Shares); provided, however, that if such consideration received in the sale of assets or merger was not solely common shares of the successor corporation or its parent (as defined in Section 424 (e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common shares of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Shares in the sale of assets or merger.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Common Share covered by each outstanding option, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of its outstanding Common Shares, and in the event of the Company being consolidated with or merged into any other corporation.

18.	Amendment or Termination.

(a)	The Committee may at any time and for any reason terminate or amend the Plan. Except as provided in Section 17 hereof, no such termination may adversely affect options previously granted; provided, that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 17 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant.

(b)	Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the Offering Periods, limit the frequency or number of changes in the amount withheld during an Offering Period, establish and change, at any time in its sole discretion, a formula for determining the conversion rate applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Shares for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee finds, in its sole discretion, advisable and consistent with the Plan.

19.	Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20.	Conditions upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder and the requirements of any shares exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present attention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

21.

Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect thereafter until the earlier to occur of (i) the tenth (10th) year anniversary of the date on which the shareholders of the Company approve the Plan or (ii) the Committee terminates the Plan under Section 18 hereof.

22.	Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. For the avoidance of doubt, nothing in the Plan is intended to guarantee that participants of the Plan will not be subjected to the payment of “additional tax” or interest under Section 409A, and nothing in the Plan permits participants of the Plan to seek or obtain such indemnification from the Company for any such “additional tax” or interest.